Exhibit 99.1

September 2, 2008

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti-Chairman and Chief Executive Officer
                   (860) 435-9801 x 1001 or jp@salisburybank.com

FOR IMMEDIATE RELEASE

Salisbury Bancorp, Inc. Announces a Third Quarter Dividend and a Dividend Reinvestment and Stock Purchase Plan.

Lakeville, Connecticut, September 2, 2008/PRNewswire... The Board of Directors of Salisbury Bancorp, Inc. (AMEX:SAL), the holding company for Salisbury Bank and Trust Company, declared a $.28 per common share quarterly cash dividend at their August 29, 2008 meeting. Dividends year-to-date for 2008 total $.84 per common share. This represents an increase of $.03 or 3.7% over the $.81 per share cash dividends paid during the same period in 2007. The quarterly cash dividend will be paid on October 31, 2008 to shareholders of record as of September 30, 2008.

Chairman and Chief Executive Officer John F. Perotti commented, "I am also pleased to announce our new Dividend Reinvestment and Stock Purchase Plan. It provides a convenient way for our shareholders to purchase additional common stock either by reinvesting cash dividends or by making voluntary cash payments on a quarterly basis." The Plan Prospectus and related enrollment information is scheduled for mailing to all of our shareholders early in September.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank. The Company has assets in excess of $475 million and capital in excess of $42 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut, and in addition to the main office, operates full service branches in North Canaan, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust /wealth advisory services.

This news release does not constitute an offer of any securities for sale. Such offer may only be made by means of the Prospectus for the Dividend Reinvestment and Stock Purchase Plan.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.


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